AMENDMENT TO
AGREEMENT AND DECLARATION OF TRUST
OF
CRM MUTUAL FUND TRUST

May 28, 2010

	The undersigned, a duly authorized officer of CRM Mutual Fund Trust (the "Trust"), does hereby certify that in accordance with Section 11.1 of the Trust's Agreement and Declaration of Trust, dated as of March 30, 2005 (the "Declaration of Trust"), the Declaration of Trust was amended by the Trustees of the Trust, effective as of May 28, 2010, by deleting Section 10.1.1 of the Declaration of Trust in its entirety, and substituting therefor the following:
	10.1.1	Unless terminated as provided herein,
the Trust shall continue without limitation of time.
The Trust may be terminated at any time by the Trustees upon prior notice to the Shareholders. Any
Portfolio may be terminated at any time by the Trustees upon prior notice to the Shareholders of that Portfolio.
	IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.


/s/ Steven A. Yadegari
____________________
Steven A. Yadegari
Secretary, CRM Mutual Fund Trust